Exhibit 10.9

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAIN PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

[***]

USD 15,000,000 Bridge Facility Agreement

dated 1 March 2023

for

Himalaya Shipping Ltd.

arranged by

DNB Markets, a part of DNB Bank ASA
as Arranger

With

DNB Bank ASA

acting as Agent

Advokatfirmaet Wiersholm AS

wiersholm.no

Contents

1.	DEFINITIONS AND INTERPRETATION	4

2.	THE FACILITY	17

3.	PURPOSE	20

4.	CONDITIONS OF UTILISATION	20

5.	UTILISATION	20

6.	REPAYMENT	21

7.	PREPAYMENT AND CANCELLATION	21

8.	INTEREST	24

9.	INTEREST PERIODS	26

10.	CHANGES TO THE CALCULATION OF INTEREST	26

11.	FEES	27

12.	TAX GROSS UP AND INDEMNITIES	28

13.	INCREASED COSTS	31

14.	OTHER INDEMNITIES	33

15.	MITIGATION BY THE LENDERS	34

16.	COSTS AND EXPENSES	34

17.	REPRESENTATIONS	35

18.	INFORMATION UNDERTAKINGS	38

19.	FINANCIAL COVENANTS	41

20.	GENERAL UNDERTAKINGS	43

21.	EVENTS OF DEFAULT	48

22.	CHANGES TO THE LENDERS	51

23.	CHANGES TO THE BORROWER	54

24.	ROLE OF THE AGENT AND THE ARRANGER	55

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	62

26.	SHARING AMONG THE FINANCE PARTIES	62

27.	PAYMENT MECHANICS	64

28.	SET-OFF	67

29.	NOTICES	68

30.	CALCULATIONS AND CERTIFICATES	70

31.	PARTIAL INVALIDITY	70

32.	REMEDIES AND WAIVERS	70

33.	AMENDMENTS AND WAIVERS	71

34.	CONFIDENTIAL INFORMATION	73

35.	CONFIDENTIALITY OF FUNDING RATES	77

36.	COUNTERPARTS	78

37.	GOVERNING LAW	78

38.	ENFORCEMENT	78

THIS AGREEMENT (the “Agreement”) is dated 1 March 2023 and made between:

(1)	HIMALAYA SHIPPING LTD. a company incorporated under the laws of Bermuda with registration number 56490 as borrower (the “Borrower”);

(2)	DNB MARKETS, A PART OF DNB BANK ASA as arranger (the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)	DNB BANK ASA as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing framework for the recovery and resolution of credit institutions and investment firms.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement until the date falling one (1) month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, New York and in relation to the fixing of Term SOFR, which is a US Government Securities Business Day.

“Change of Control Event” means if:

(a)	Drew Holdings Ltd. and/or other entities owned by Mr. Trøim and his immediate family ceases to own, directly or indirectly, more than 33.33 percent of the shares of the Borrower; or

(b)	any person or group of persons (other than Drew Holdings Ltd. and/or other entities owned by Mr. Trøim and his immediate family) directly or indirectly, acting in concert owns or are able to vote for more than 33.33 percent of the shares of the Borrower.

For the purpose of the definition of “Change of Control Event”, “acting in concert” has the meaning given to it in sections 2-5 and 6-5 of the Norwegian Securities Trading Act of 2007.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 (The Original Parties) and the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drew” means Drew Holdings Ltd.

“Drew Credit Facility” means the revolving credit facility agreement entered into between the Borrower and Drew, pursuant to which Drew has made available a revolving credit facility to the Borrower upwards limited to USD 15,000,0000.

“EEA Member Country” means any member state of the European Union and any other party to the European Economic Area agreement, currently being Iceland, Lichtenstein and Norway.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any law or regulation concerning (i) the protection of health and safety; (ii) the Environment; or (iii) any emission or substance which alone or in combination with any other is capable of causing harm to the Environment.

“Environmental Licences” means all Authorisations necessary under Environmental Law and applicable to any member of the Group.

“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Bareboat Leases” means the bareboat leasing agreements (as amended and /or supplemented from time to time) entered into between members of the Group and AVIC International Leasing Co. Ltd., CCB Financial Leasing Company Limited and any other leasing house to which any of those bareboat leasing agreements may be novated to in accordance with their terms for pre-delivery financing and sale and leaseback financing for the Newbuilding Vessels.

“FA Act” means the Norwegian Financial Agreements Act of 18 December 2020 No. 146 (No.: finansavtaleloven).

“Facility” means the bullet credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means, in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement, any security document governing security described in Clause 8.2 (Margin adjustment) and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance under any acceptance credit or bill discounting facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar financial instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement or sale and leaseback agreement) having the commercial effect of a borrowing; and

(i)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

“GAAP” means generally accepted accounting principles and standards in the country in which the relevant entity is incorporated, including IFRS.

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 5 (Form of Increase Confirmation).

“Indemnified Person” means each Finance Party and its respective directors, officers, employees, agents or other representatives in their capacity and role as such.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Payment” means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Interpolated Term SOFR” means, in relation to any Loan in USD, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate 66 2/3 % or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3 % or more of the Total Commitments immediately prior to the reduction).

“Margin” means, subject to adjustment in accordance with Clause 8.2 (Margin adjustment):

(a)	6.00 per cent. per annum in respect of the period from (and including) the Signing Date to (but excluding) the date falling one (1) month after the Utilisation Date;

(b)	7.00 per cent. per annum in respect of the period from (and including) the date falling one (1) month after the Utilisation Date to (but excluding) the date falling three (3) months after the Utilisation Date;

(c)	8.00 per cent. per annum in respect of the period from (and including) the date falling three (3) months after the Utilisation Date to (but excluding) the date falling five (5) months after the Utilisation Date; and

(d)	9.00 per cent. per annum in respect of the period from (and including) the date falling five (5) months after the Utilisation Date to (and including) the Termination Date.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Borrower to perform any of its payment or other material obligations under any Finance Document as and when they fall due to be performed;

(b)	the business, property, operations or condition (financial or otherwise) of the Group taken as a whole; or

(c)	the validity or enforceability of any material provision of any Finance Document.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Newbuilding Vessels” means each of the twelve Newcastlemax 210,000 DWT DF Bulk Carriers under construction pursuant to the Shipbuilding Contracts.

“Original Financial Statements” means in relation to the Borrower, its audited consolidated financial statements for the financial year ending 31 December 2022.

“Participating Member State” means any member state of the European Union that has the EUR as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pre-Approved New Lender List” means the list of entities set out in Schedule 7 (Pre- Approved New Lender List).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Repeating Representations” means each of the representations set out in Clauses 17 (Representations), except for those set out in Clauses 17.7 (No filing or stamp taxes), 17.8 (Deduction of Tax), 17.11 (Original Financial Statements), 17.12 (No proceedings), 17.15 (Environmental laws), 17.16 (No breach of laws) and 17.17 (Anti-corruption and AML laws).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Relevant Person” means:

(a)	the Borrower and each of its Subsidiaries; and

(b)	each of their directors, officers and employees.

“Restricted Party” means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Sanctions” means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions.

“Sanctions List” means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or

(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority,

in all cases, as amended, supplemented or replaced from time to time.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shipbuilding Contracts” means the twelve shipbuilding contracts entered into between members of the Group and New Times Shipbuilding Co. Ltd. in China, one for each of the Newbuilding Vessels.

“Signing Date” means the date of this Agreement.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Subsidiary” means a subsidiary within the meaning of Section 1-3 of the Norwegian Public Limited Liability Companies Act of 1997.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if that rate is less than zero, Term SOFR shall be deemed to be zero.

“Termination Date” means the date falling six (6) months from the Signing Date.

“Total Commitments” means the aggregate of the Commitments, being USD 15,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“USD” means the lawful currency of the US.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests).

“VAT” means:

(a)	value added tax as provided for in the Norwegian Value Added Tax Act of 2009;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer, or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Oslo time.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

(iii)	and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

(f)	A Default and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	FA Act

(a)	The Borrower hereby confirms that it has received and noted the following information in accordance with the FA Act:

(i)	DNB Bank ASA, with registered address Dronning Eufemias gate 30, 0191 Oslo, Norway and registered in the Norwegian register of business enterprises with company registration number 984 851 006, is as a Norwegian financial enterprise that operates as a bank with authorisation from and under supervision by the Financial Supervisory Authority of Norway (No.: Finanstilsynet, P.O. Box 1187 Sentrum, 0107 Oslo); and

(ii)	any information provided by the Borrower to a Finance Party in accordance with this Agreement to comply with section 13 (1) of the Anti-Money Laundering Act, cf. section 3-12 (2) of the FA Act shall be deemed to form part of this Agreement.

(b)	Without prejudice to paragraph (a) above, the Borrower hereby agrees and accepts, to the extent permitted by law, that this paragraph (b) shall constitute a waiver of the provisions of the FA Act, and further agrees and accepts, to the extent permitted by law, that the provisions of the FA Act that are not mandatory shall not apply to this Agreement or to the relationship between the Finance Parties and the Borrower.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a USD bridge term loan in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling five (5) Business Days after the effective date of a cancellation of the Commitments of a Lender in accordance with Clause 7.1 (Illegality), request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) selected by the Borrower and each of which confirms in writing its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 22 (Changes to the Lenders) if the increase was a transfer pursuant to Clause 22 (Changes to the Lenders) and if the Increase Lender was a New Lender.

(f)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender.

(g)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(h)	Clause 22 (Changes to the Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility for general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received (subject to a closing procedure to be agreed) all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Maximum number of Utilisations

The Borrower may only submit three Utilisation Requests.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

Subject to the terms of this Agreement, the Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 (Oslo time) three (3) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

The currency specified in a Utilisation Request must be USD and of minimum USD 1,000,000.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 12:00 (noon) (Oslo time) two (2) Business Days prior to the proposed Utilisation Date.

5.5	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Loan and all amounts then outstanding and owing to the Finance Parties on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful or contrary to Sanctions for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful or contrary to Sanctions for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Change of control

Upon the occurrence of:

(a)	a Change of Control Event; or

(b)	a delisting of the Borrower’s shares from the Oslo Stock Exchange (Nw: Oslo Børs Euronext Expand), unless as part of a listing on New York Stock Exchange; then

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	no Lender shall be obliged to fund a Utilisation; and

(iii)	if a Lender so requires and notifies the Agent within ten (10) Business Days of the Lenders being notified of the event, the Agent shall, by notice to the Borrower, cancel the Commitments of that Lender and declare that from the date falling ten (10) Business Days from the Agent’s notice that the participation of that Lender in all outstanding Loans together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately fall due and payable.

7.3	Capital markets transactions

If the Borrower raises capital in the equity or debt capital markets (excluding, for the sake of clarity, any drawings under the Existing Bareboat Leases), then the Borrower shall cancel the Commitments and, if drawn, prepay the outstanding Loans, by amounts corresponding to the amount of net proceeds raised by the Borrower limited up to an amount equal to the outstanding Loans, on the date of receipt by it of the proceeds of such transaction or, if not drawn, cancellation to occur at the date of such capital markets transaction.

7.4	Sale of assets or insurance proceeds

If the Borrower:

(a)	sells or otherwise disposes of any of its Newbuilding Vessels, directly or indirectly by way of sale or disposal of shares in a Subsidiary, save for any sale of any Newbuilding Vessel to the relevant leasing company in accordance with any memorandum of agreement being part of the Existing Bareboat Lease documentation for the sale and leaseback financing of the Newbuilding Vessels;

(b)	receives any payments under the Existing Bareboat Leases, save for funds to be applied to fund any instalments payable under the Shipbuilding Contracts; or

(c)	receives any proceeds or payments under any insurances in relation to the Newbuilding Vessels that are not ultimately for the benefit of the counterparties under the Existing Bareboat Leases,

then the Borrower shall cancel the Commitments and, if drawn, prepay the Loan, by amounts corresponding to the amount of net proceeds received by the Borrower limited up to an amount equal to the outstanding Loans, on the date of receipt by it of the proceeds or, if not drawn, cancellation to occur at the date of such capital markets transaction.

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of Utilisations

The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders and the Agent may agree) prior notice, prepay the whole or any part of a Utilisation.

7.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Taxes); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Utilisation.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on twenty (20) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all of any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under Clause 7.1 (Illegality) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in a Utilisation is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.9	Application of prepayments

Any prepayment of a Utilisation pursuant to Clause 7.6 (Voluntary prepayment of Utilisations) shall be applied pro rata to each Lender’s participation in that Utilisation.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	the Term SOFR as of the Quotation Day.

8.2	Margin adjustment

Provided that:

(a)	Drew provides security in favour of the Agent (on behalf of the Finance Partners) over shares in Borr Drilling Ltd., having a market value (determined based on the last trading date) of no less than USD 50,000,000; and

(b)	such security referred to in paragraph (a) above, is in form and substance acceptable to the Agent and accompanied with such supporting evidence, including appropriate legal opinions, satisfactory to the Agent, then with effect from the date the Agent confirms that the above conditions are met, the Margin shall be reduced by 100 bps.

8.3	Payment of interest

The Borrower shall pay accrued interest on a Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.4	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notifications

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which Clause 10.3 (Cost of funds) applies.

(d)	This Clause 8.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Loan shall have an Interest Period of three (3) Months, or any other period agreed between the Borrower, the Agent and all the Lenders.

(b)	An Interest Period for the Loan shall not extend beyond the Termination Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If Term SOFR is available for the Interest Period of the Loan, the applicable Term SOFR shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)	Cost of funds: If paragraph (a) above applies but no Interpolated Term SOFR is available for the Interest Period of the Loan, there shall be no Term SOFR for that Loan and Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Market disruption

If before close of business in Oslo on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of Term SOFR, then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 applies to a Loan for an Interest Period, Clause 8.1 (Calculation of interest) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 10.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 10.3 applies the Agent shall, as soon as possible, notify the Borrower.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 40 per cent. of the Margin for the period commencing on the Signing Date and thereafter, per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Utilisation fee

(a)	The Borrower shall pay to the Agent (for the distribution to the Lenders) a utilisation fee at the rate of 1% per annum on the amount of the outstanding Utilisations on each day which the aggregate Utilisations exceeds USD 10,000,000.

(b)	Such utilisation fee is payable by the Borrower in arrears on the last day of each Interest Period.

11.3	Arrangement fee

(a)	The Borrower shall pay to the Arranger an arrangement fee in the amount of USD 487,500 (equal to 3.25% of the Total Commitments) due and payable at the first Utilisation Date or, if cancelled before Utilisation, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(b)	If the Loans are repaid and Facility cancelled in full within the date falling two (2) months from the Signing Date, then the Borrower is granted a discount of USD 112.500 (equal to 0.75% of the Total Commitments) of the up-front fee, which the Lenders will reimburse once the Loans have been irrevocable repaid and discharged in full.

11.4	Agency fee

The Borrower shall, if there is more than one Lender under the Facility, pay to the Agent (for its own account) an agency fee in the amount and at the times agreed.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Taxes) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Taxes

(a)	All payments by the Borrower under the Finance Documents shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of an amount payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower:

(i)	the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (tax gross-up); and

(ii)	the Borrower shall make that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Taxes) or relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party and Arranger against any cost, loss or liability that Finance Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent, and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) any change in (or in the interpretation, administration or application of) the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III or CRD IV.

(b)	In this Clause 13.1 (Increased costs):

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iii)	any national, supranational or international regulation implementing “Basel III” (including, but not limited to, the full extent of the Regulation on Prudential Requirements for Credit Institutions and Investment Firms and the Directive on the Access to the Activity of Credit Institutions and the Prudential Supervision of Credit Institutions and Investment Firms).

“CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms,

(iii)	and any other regulation implementing any of the foregoing.

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III or CRD IV) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 13.3 a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall furthermore within three (3) Business Days of demand indemnify any documented cost, loss or liability incurred by an Indemnified Person in any jurisdiction arising or asserted under or in connection with a breach by the Borrower or any of its directors, officers, employees, agents or advisors of any applicable Sanctions, including as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of direct loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Lender as a result of conduct of the Borrower or any of its directors, officers, employees, agents or advisors that violates any Sanctions.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 16 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1(Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, promptly on demand, pay the Agent and the Arranger the amount of all costs and expenses (including, but not limited to legal fees, out-of-pocket expenses and costs related to operating a secure website for communicating with the Lenders) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 27.10 (Change of currency),

the Borrower shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

the Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each of its Subsidiaries is a limited liability corporation, company or partnership, duly organised and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets in any respect.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

(a)	The choice of Norwegian law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document.

17.9	No default

(a)	No Event of Default has occurred and is continuing or will, or is reasonably likely to, result from the execution of, or performance of any transaction contemplated by, any Finance Document or the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

17.10	No misleading information

Any factual information provided by the Borrower and/or its advisors in connection with the Finance Documents was true and accurate in all material respects, after having made due and careful enquiries, as at the date the information is expressed to be given and all projections (if any) contained therein have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

17.11	Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(b)	Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Borrower) unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since 31 December 2021.

17.12	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against any member of the Group.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against any member of the Group.

17.13	Sanctions

No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions; or

(c)	to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

17.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.15	Environmental laws

(a)	Each member of the Group is in compliance with Clause 20.3 (Environmental matters) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or is threatened against any member of the Group in a manner or to an extent which would have or is reasonably likely to have a Material Adverse Effect.

17.16	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

17.17	Anti-corruption and AML laws

(a)	It has not (and none of its Subsidiaries has) used the proceeds of the Facility for any purpose which would breach the Norwegian anti-corruption legislation or other similar legislation.

(b)	It has (and each of its Subsidiaries has):

(i)	conducted its business in compliance with applicable anti-corruption and anti- money laundering laws; and

(ii)	maintained policies and procedures designed to promote and achieve compliance with such laws.

17.18	No money laundering

The Borrower is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effectuated or contemplated by the Finance Documents, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015).

17.19	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited and consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after each Quarter End Date its consolidated financial statements for that financial quarter, first time in respect of the financial statements with Quarter End Date 30 June 2023.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the chief executive officer or the chief financial officer of the Borrower.

18.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements):

(a)	is prepared using GAAP;

(b)	fairly represents the financial condition as at the date on which those financial statements were drawn up; and

(c)	with respect to any adjustments made pursuant to Clause 19.5 (Financial Testing), a description of the changes made for the purpose of Clause 19.5 (Financial Testing) as compared to GAAP.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) in their capacity as shareholders generally or to its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings, or any investigation, in each case pursuant to Sanctions, which are current, threatened or pending in connection against any member of the Group;

(d)	promptly upon request by the Agent (acting reasonably), copies of any Authorisations;

(e)	promptly upon becoming aware of it, the details of any downgrade or (as the case may be) upgrade in the long term corporate credit rating that is obtained and submitted by Moody’s, S&P and/or Fitch in respect of the Borrower, or in the event that a rating agency is not issuing a long term rating in respect of the Borrower, details thereof;

(f)	promptly upon receipt of the same, a copy of any notice of material default (howsoever called) served upon the Borrower under any agreement, license or plan for development relating to its assets;

(g)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect; and

(h)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

18.5	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Upon reasonable notice following the occurrence of a Default which is continuing, the Borrower shall allow any representative of the Agent to have access to and to inspect during regular business hours, any and all books, records and other relevant data or information in the possession of, or available to, the Borrower,

(c)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

(b)	If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(d)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If the Borrower notifies the Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

18.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	FINANCIAL COVENANTS

19.1	Financial Definitions

“Current Assets” means at any time, in accordance with GAAP, the consolidated book value of the total current assets of the Borrower and its Subsidiaries.

“Current Liabilities” means at any time, in accordance with GAAP, the consolidated book value of the total current liabilities of the Borrower and its Subsidiaries (excluding any instalments and payment of principal falling due the next twelve months).

“Liquidity” means, on any date, the Group’s aggregate unrestricted, unpledged and freely available cash.

“Market Value of Vessels” means, in relation to a Newbuilding Vessel that has been delivered from yard under the Shipbuilding Contract, the average fair market value (free of any charterparty or other employment contract) of the Newbuilding Vessel determined by calculating the arithmetic mean of two independent valuations of the relevant Newbuilding Vessel obtained from two independent shipbrokers approved by the Agent. Such valuations to be denominated in USD and if such valuations differ by a margin of more than 10% of the lowest valuation, then a third valuation shall be obtained from a broker approved by the Agent and the market value shall be the average of the three valuations. All valuations to be made on the basis of a sale for prompt delivery, for cash at arm’s length on normal commercial terms as between a willing buyer and willing seller, on an “as is where is” basis free of any existing charter or other contract of employment and/or pool arrangements.

“Outstanding Debt” means:

(a)	the remaining principal amount payable under the Existing Bareboat Lease in relation to a Newbuilding Vessels that has been delivered from the yard; and

(b)	the Loan.

“Quarter End Date” shall mean 31 March, 30 June, 30 September or 31 December of each year.

“Working Capital” means Current Assets less Current Liabilities.

19.2	Liquidity

The Borrower shall ensure that the Liquidity is no less than USD 1,000,000 at all times from 1 April 2023.

19.3	Working Capital

The Working Capital of the Borrower (on a consolidated basis) shall from 1 April 2023 and thereafter at all times be positive.

19.4	Market Value Covenant

The Borrower shall procure that the Market Value of Vessels exceed 105% of the Outstanding Debt at all times.

19.5	Financial Testing

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause 19 (Financial Covenants) is to be construed in accordance with the principles applied in connection with the financial statements delivered pursuant to Clause 18.1 (Financial statements).

(b)	The financial covenants set out in this Clause 19 (Financial Covenants) shall be tested by reference to:

(i)	each Quarter End Date; and

(ii)	each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) to which valuation reports (not more than thirty (30) days old) shall be attached, if any Newbuilding Vessels have been delivered from yard, setting out the Market Value of the Vessels and containing a calculation evidencing compliance with Clause 19.4 (Market Value Covenant).

(c)	The Agent may, at any time, obtain such additional valuation reports to evidence the Market Value of Vessels as it deems appropriate after consultation with the Lenders. Such valuations shall be at the cost of the Agent (on behalf of the Lenders).

19.6	Most Favoured Lender

If the Borrower (or any Subsidiary) is party to or enters into any facility agreements with other commercial banks and/or financial institutions to finance a purpose similar to the purpose of the Facility or as part of the Existing Bareboat Leases, and such agreements include financial covenants or other terms that are more favourable for such counterparties than the terms of the Agreement (other than with respect to terms concerning pricing, facility amount and maturity date), the Borrower shall notify the Agent of such terms and, unless the Majority Lenders (in their sole discretion) decides otherwise, also immediately and with no further action required apply mutatis mutandis to the Agreement, such amendment to be formalized (with any logical and factual adjustments) by an amendment hereto.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 (General Undertakings) shall remain in force from the date of this Agreement and thereafter for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

20.3	Environmental matters

The Borrower shall, and shall procure that each member of the Group will, comply in all material respects with all Environmental Laws and all material Environmental Licences applicable to it.

20.4	Sanctions

(a)	The Borrower shall not (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(i)	is a breach of Sanctions; and/or

(ii)	causes (or will cause) a breach of Sanctions by any Finance Party.

(b)	The Borrower shall not (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

20.5	Anti-corruption and anti-money laundering laws

(a)	The Borrower shall not, and shall ensure that no other member of the Group will, directly or indirectly use the proceeds of the Facility for any purpose which would breach the UK Bribery Act of 2010, the United States Foreign Corrupt Practices Act of 1977, the Norwegian anti-corruption legislation, the Norwegian Act of 2018 no. 23 on anti-money laundering, or other similar legislation in any other jurisdictions.

(b)	The Borrower shall, and shall ensure that all other member of the Group will:

(i)	conduct its business in compliance with applicable anti-corruption laws and anti- money laundering laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on at the date of this Agreement.

20.7	Mergers

The Borrower shall not, and shall procure that no Subsidiary, enter into any amalgamation, merger, demerger, business combination or corporate reorganisation or reconstruction.

20.8	Negative pledge

In this Clause 20.8, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets or any of the shares in the Borrower owned by Drew Holdings Ltd.

(b)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	sell, transfer, enter into arrangements or otherwise dispose of any of its assets to a third party not being a member of the Group on terms whereby the same assets are or may be leased back to or re-acquired by any member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security in favour of DNB Bank ASA over any of the shares in the Borrower owned by Drew Holdings Ltd.;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	hedging its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, and excluding, in each case, any Security or Quasi- Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of business;

(v)	any Security or Quasi-Security over the Newbuilding Vessels or related assets (including but not limited to security over shares in the relevant members of the Group being Charterers under the Existing Bareboat Leases) pursuant to and/or securing the Existing Bareboat Leases;

(vi)	any Security or Quasi-Security entered into pursuant to any Finance Document (to the extent applicable);

(vii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and not arising as a result of any default or omission by any member of the Group; or

(viii)	any Security or Quasi-Security created with the prior written consent of the Majority Lenders.

20.9	Disposals

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Newbuilding Vessel, Shipbuilding Contract, Existing Bareboat Lease or other material asset of the Group.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	as part of completing the transactions under the Existing Bareboat Leases; or

(ii)	with the prior written consent of the Agent.

20.10	Pari passu ranking

The Borrower shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in its jurisdictions of incorporation.

20.11	Arm’s length basis

The Borrower shall, and shall procure that each of its Subsidiaries, enter into all its business agreements or arrangements for consideration on at least arm’s length terms and for full market value (or better, for the Borrower or its Subsidiaries).

20.12	Restrictions on Financial Indebtedness

The Borrower shall ensure that neither it nor any of its Subsidiaries will incur or permit to subsist any Financial Indebtedness, other than:

(a)	Financial Indebtedness under the Finance Documents;

(b)	Financial Indebtedness under the Existing Bareboat Leases;

(c)	Financial Indebtedness under the Drew Credit Facility;

(d)	Financial Indebtedness accrued under any minimum hire provisions resulting in pre- paid hire elements under any charters entered into in respect of the Newbuild Vessels;

(e)	Financial Indebtedness under any guarantees issued in respect of any obligations under the Shipbuilding Contracts;

(f)	Financial Indebtedness accrued as result of delayed funding of costs and expenses incurred in the ordinary course of business vis a vis third party technical managers; and

(g)	Financial Indebtedness owed by a Subsidiary to the Borrower.

20.13	Insurances

The Borrower shall (and shall ensure that each member of the Group will) maintain in full force and effect relevant insurances on and in relation to its business and assets, including the Newbuilding Vessels, against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in accordance with good industry practice.

20.14	Investments

The Borrower and/or its Subsidiaries may not make any acquisitions of assets, businesses or shares or incur any capital expenditures, save for:

(a)	capital expenditures by way of payment of instalments under the Shipbuilding Contracts and otherwise related to the Newbuilding Vessels; and

(b)	as part of ordinary course of business and not exceeding in aggregate USD 1,000,000 during the term of the Facility.

20.15	Dividends

The Borrower shall not:

(a)	declare, make or pay any dividend or other distribution (or interest on any unpaid dividend or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend;

(c)	repay or service any shareholder loans (granted to it by its direct or indirect shareholders), excluding the Drew Credit Facility which may be repaid and/or serviced;

(d)	pay or allow any member of the Group to pay any management, advisory or other fee or payment to or to the order of any of the shareholders of the Borrower (excluding fees payable under the corporate support agreement with Magni UK Partners Limited limited up to an aggregate amount of USD 2,696,000 per calendar year); or

(e)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

20.16	Securities demand

(a)	The Arranger shall have the right from time to time at any time after the date falling two (2) months from Signing Date (such date, the “Initial Demand Date”) until the Termination Date (such period, the “Demand Period”), upon written notice to the Borrower (a “Securities Notice”), to require that the Borrower promptly uses commercially reasonable efforts to do all such acts and prepare, execute and deliver such information and documents as the Arranger may reasonably specify in order for a full refinancing of the Facility to be completed as soon as possible after the Initial Demand Date by way of:

(i)	the issuance of further shares in the Borrower, provided that Securities Notices may be sent up to four (4) times during the Demand Period, provided that the Arranger may not request the Borrower to complete an equity issue if this would require a discount of 15% or more against the average price the Borrower’s shares has traded the last five (5) Business Days;

(ii)	a private placement loan on unsecured/mezzanine basis in each case, made or effected by the Borrower that, except as provided herein, are based on such structure and on such commercial and other terms (including, without limitation, such pricing (including such coupon, fees and costs), and tenor) as the Arranger in its reasonable discretion may determine will be necessary to place such debt to third-party investors, provided that the Arranger may not request the Borrower to complete a private placement or debt issue if this would require an interest rate of 20% or more, each a “Refinancing Option” and collectively, the “Refinancing Options”.

(b)	The Arranger agrees to consult with the Borrower for a period of ten (10) Business Days prior to launching any Refinancing Option in the market.

(c)	In connection with any of the Refinancing Options, the Borrower shall use commercially reasonable efforts to participate in, and cooperate with the Lender in connection with, any such Refinancing Option, including but not limited to, by:

(i)	furnishing financial statements, schedules or other financial data or information relating to the Borrower and/or any member of the Group or any such Affiliates that are customarily included in marketing materials;

(ii)	facilitating contact between management and advisors, including auditors, of the Borrower, any member of the Group and such Affiliates, and proposed lenders or investors (as applicable);

(iii)	participating as necessary (upon reasonable notice and during regular business hours) in meetings, presentations and road shows with prospective lenders and investors and in due diligence sessions;

(iv)	making available, at reasonable time and upon reasonable advance notice, the necessary employees and advisors of the Borrower and any other member of the Group and such Affiliates to provide assistance with the preparation of business projections, financing documents offering materials, including but not limited to, one or more confidential memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by the Arrangers; and

(v)	providing other customary information, documents, authorization letters, opinions and certificates, in each case as may be necessary to consummate the applicable Refinancing Option.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.13 (Acceleration)).

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five (5) Business Days of its due date.

21.2	Financial covenants or Sanctions

Any requirement of Clause 19 (Financial covenants), Clause 17.13 (Sanctions) or Clause 20.4 (Sanctions) is not satisfied.

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants or Sanctions)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD [2,500,000] (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of their assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 15 days of commencement.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of USD [2,500,000] and is not discharged within 30 days.

21.9	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.10	Invalidity

Any obligation of the Borrower under any Finance Document is not, or ceases to be, legal, valid, binding or enforceable and the cessation individually or cumulative materially and adversely affects the interest of the Lenders under the Finance Documents.

21.11	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Material adverse change

Any event or series of events occurs which in the opinion of the Majority Lenders (acting reasonably) has or would be likely to have a Material Adverse Effect.

21.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Borrower consent

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	made at a time when an Event of Default is continuing; or

(iii)	from the date falling three (3) months from the Signing Date, to an entity identified on the Pre-Approved New Lender List.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

22.3	Other conditions of assignment or transfer

(a)	A transfer will only be effective if the procedure set out in Clause 22.6 (Procedure for transfer) is complied with.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(c)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

22.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Borrower consent) and Clause 22.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.7	Copy of Transfer Certificate or Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate or Increase Confirmation.

22.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.9	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

23.	CHANGES TO THE BORROWER

23.1	Assignments and transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.	ROLE OF THE AGENT AND THE ARRANGER

24.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Increase Confirmation or any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.4	Role of the Arranger

Except as specifically provided for in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.8	Responsibility for documentation

None of the Agent or the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

24.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders). In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

24.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

(a)	Subject to Clause 22.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

26.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

26.5	Exceptions

(a)	This Clause 26 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to EUR, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback and pre- funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to EUR, in the principal financial centre of a Participating Member State or London, as specified by that Party).

27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with paragraph

(g) of Clause 24.12 (Resignation of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 30.3 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)       that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

27.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	if a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

27.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph

(d) above.

28.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation and bank deposit owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	The Borrower hereby agrees and accepts that this Clause 28 (Set-Off) shall constitute a waiver of the provisions set out in § 29 of the Norwegian Financial Agreements Act 1999 (as amended) and further agrees and accepts, to the extent permitted by law, that said § 29 shall not apply to this Agreement or the other Finance Documents.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

29.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower: [●]

(b)	in the case of each Lender or the Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent: DNB Bank ASA

Dronning Eufemias gate 30
0191 Oslo

Norway

[●]

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Borrower.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

29.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

29.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 29.6.

29.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Borrower under a Finance Document shall be rounded to 2 decimal places.

31.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (All Lender matters) and Clause 33.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility (other than as a result of the Borrower’s exercise of the Extension Options or pursuant to Clause 2.2 (Increase));

(e)	a change to the payment obligations of the Borrower pursuant to Clause 23 (Changes to the Borrower);

(f)	a change to any provision or definition in respect of or relating to Sanctions;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties’ rights and obligations), 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.9 (Application of prepayments), Clause 22 (Changes to the Lenders), Clause 26 (Changes to the Borrower), Clause 26 (Sharing among the Finance Parties), this Clause 33, Clause 37 (Governing law) or Clause 38.1 (Jurisdiction),

shall not be made without the prior consent of all the Lenders.

33.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger, as the case may be.

(b)	Any amendment or waiver that has the effect of changing or which relates to Clause 1.3 (Constrained Parties) may not be effected without the consent of the Constrained Finance Parties.

33.4	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below); or

(ii)	the Borrower becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13.1 (Increased costs), Clause 12.2 (Taxes) or Clause 12.3 (Tax indemnity) to any Lender,

(b)	then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(c)	The replacement of a Lender pursuant to this Clause 33.4 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 33.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(d)	A Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(e)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate, in the case of a consent, waiver or amendment requiring the approval of all the Lenders, where the Majority Lenders have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

33.5	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

34.	CONFIDENTIAL INFORMATION

34.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers (including insurers and re-insurers), auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information.

34.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	Clause 37 (Governing law)

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

34.4	Entire agreement

This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing obligations

The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.	CONFIDENTIALITY OF FUNDING RATES

35.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 8.5 (Notifications); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and the Borrower may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

35.2	Related obligations

(a)	The Agent and the Borrower acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 35.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.

35.3	No Event of Default

No Event of Default will occur under Clause 21.3 (Other obligations) by reason only of the Borrower’s failure to comply with this Clause 35.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This Agreement is governed by Norwegian law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”)).

(b)	The Parties agree that the legal venue for a Dispute shall be Oslo district court (tingrett).

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints 2020 Bulkers Management AS as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within three (3) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

Schedule 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment
DNB Bank ASA	USD 15,000,000
Total	USD 15,000,000

Schedule 2

CONDITIONS PRECEDENT

1.	Constitutional documents of the Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors or managers or equivalent body of the Borrower (and/or shareholder approvals, if applicable):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director or an authorised signatory) confirming that:

(i)	borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Borrower to be exceeded;

(ii)	no Default has occurred and is continuing; and

(iii)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement, duly signed by the parties hereto.

(b)	Any other documents designated as Finance Documents duly executed.

(c)	The letter from the Agent to the Borrower regarding the effective interest in respect of the Facility.

3.	Legal opinions

(a)	A legal opinion of Advokatfirmaet Wiersholm AS, legal advisers to the Arranger and the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A Bermuda law legal opinion from MJM Limited legal advisers to the Arranger and the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements.

(c)	Such documentation and other evidence as is reasonably requested by the Agent or any Lender in order to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the transactions contemplated in the Finance Documents.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(e)	Evidence that the market value of all the shares of the Borrower is no less than NOK 1,000,000,000 (or the equivalent thereof in USD).

(f)	Evidence that the process agent appointed in respect of the Agreement for the Borrower has accepted its appointment as agent for service of process.

(g)	Evidence that DNB Markets, a part of DNB Bank ASA is mandated as Sole Global Coordinator for any take out capital raise, including the forthcoming schedule initial public offering on New York Stock Exchange.

(h)	Such other documents as the Agent may reasonably request.

Schedule 3

REQUESTS

From:	Himalaya Shipping Ltd.

To:	DNB Bank ASA as Agent loanadmin.corporate@dnb.no

Dated:

HIMALAYA SHIPPING LTD. – USD 15,000,000 BRIDGE FACILITY AGREEMENT DATED [●] 2023 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
HIMALAYA SHIPPING LTD.

Schedule 4

FORM OF TRANSFER CERTIFICATE

To:	DNB Bank ASA as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

HIMALAYA SHIPPING LTD. – USD 15,000,000 BRIDGE FACILITY AGREEMENT DATED 1 MARCH 2023 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.6 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender, and in accordance with Clause 22.6 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.5 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

 [Facility Office address and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

Schedule 5

FORM OF INCREASE CONFIRMATION

To:	DNB Bank ASA as Agent and Himalaya Shipping Ltd.

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

HIMALAYA SHIPPING LTD. – USD 15,000,000 BRIDGE FACILITY AGREEMENT DATED 1 MARCH 2023 (THE “AGREEMENT”)

1.	We refer to the Agreement. This agreement to confirm the increase of a Commitment (the “Increase Confirmation”) shall take effect as an “Increase Confirmation” for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph 2.2(g) of Clause 2.2 (Increase).

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

Schedule 6

FORM OF COMPLIANCE CERTIFICATE

To:	DNB Bank ASA as Agent

From:	Himalaya Shipping Ltd.

Dated:

HIMALAYA SHIPPING LTD. – USD 15,000,000 BRIDGE FACILITY AGREEMENT DATED 1 MARCH 2023 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [date]:

3.	Liquidity: The Liquidity is USD [to be inserted].

4.	Working Capital : The Working Capital of the Group is [to be inserted].

5.	Market Value Covenant:

The Market Value of Vessels is USD [to be inserted] and the Outstanding Debt is USD [to be inserted] and thus the Market Value of the Vessels exceed the Outstanding Debt by [to be inserted].

6.	We confirm that no Default is continuing.

Signed: ________________________

For and on behalf of

Himalaya Shipping Ltd.

____________________

Schedule 7

PRE-APPROVED NEW LENDER LIST

Pre-approved new lender list

I	Banks

Approved banks shall include the banks and bank groups listed below as well as all their local branches and affiliates:

1.	ABN

2.	Alpha Bank

3.	Amsterdam Trade Bank

4.	Bank of America

5.	Bank of China

6.	BNP Paribas

7.	CBA

8.	CIT

9.	Citigroup/Citibank

10.	Clifford Capital

11.	Credit Agricole

12.	Credit Industrial et Commercial (CIC)

13.	Credit Suisse

14.	Danske Bank

15.	DBJ

16.	DBS

17.	Deutsche Bank

18.	DSF

19.	Esun

20.	Eurobank

21.	Hamburg Commercial Bank

22.	HSBC

23.	ING

24.	KDB

25.	KFW

26.	Macquarie

27.	Mediterranean Bank

28.	Mizuho

29.	NAB

30.	National Bank of Greece

31.	Natixis

32.	NIBC

33.	Nordea

34.	Nykredit

35.	OCBC

36.	Piraeus Bank

37.	SEB

38.	SMBC

39.	Societe Generale

40.	Sparebank1 Gruppen

41.	Standard Chartered

42.	Swedbank

43.	Unicredit

II	Funds

Approved funds shall include the funds listed below together with all related funds:

44.	ABIF

45.	AIG

46.	Alcentra

47.	Amundi Pioneer

48.	Apollo

49.	Ardian

50.	Ares Capital

51.	Arosa

52.	Athos

53.	Atlantic Trust

54.	Australis Maritime

55.	Avoca (KKR)

56.	AXA IM

57.	Bain Capital Credit

58.	Barings

59.	Berenberg

60.	Blackrock

61.	Bluebay

62.	Bluecrest

63.	BNP IP

64.	Broadpeak

65.	Brookfield

66.	Bybrook

67.	Caius

68.	Capital Four

69.	Capital Research

70.	Carnegie

71.	CF Partners

72.	Clearwater

73.	Clifford Capital

74.	Cohanzick

75.	Cordet Capital

76.	CQS

77.	CVC

78.	Danica Pension

79.	Danske Capital

80.	Delff Management

81.	Deutsche Investment Management

82.	Dexia Asset Management (incl Credit and Lev Loan)

83.	Drew Holdings

84.	DIP/JOEP

85.	DNB AM

86.	Double Haven

87.	ELO

88.	Empyrean

89.	Entrust

90.	EQT Credit

91.	Etera

92.	Evli

93.	FIM

94.	First Fondene

95.	Fleetscape

96.	Folketrygdfondet

97.	Fondfinans

98.	Fortress

99.	[intentionally left blank]

100.	GIC

101.	Gjensidige

102.	GLG

103.	Goldentree

104.	Goldman Sachs Investment Management

105.	Graham

106.	GSO Blackstone

107.	Guggenheim

108.	Hayfin

109.	HIG

110.	HMP Asset

111.	Holberg

112.	Hotchkis

113.	HPS

114.	Hudson Structured

115.	ICG

116.	Idinvest

117.	If/Sampo

118.	Ilmarinen

119.	Investcorp

120.	Kirkbi

121.	Landkreditt

122.	LFPI

123.	LocalTapiola

124.	Lodbrook

125.	Lord Abbett

126.	Luminus

127.	Lundbeck

128.	Macquarie

129.	Manulife

130.	Magni Partners

131.	Maritime Asset Partners

132.	MP

133.	MV Credit

134.	Navigare

135.	Nordic Corporate Investments

136.	Nordic Mezzanine

137.	Nordstjernan

138.	Northern Shipping Fund

139.	Northleaf

140.	Northlight

141.	Oaktree

142.	Ocean Yield

143.	Odin

144.	OMP

145.	Park Square/Dual SM

146.	Partners Group

147.	Pemberton

148.	Pensam

149.	PensionDanmark

150.	Permira

151.	PFA

152.	Pierfront Capital

153.	PIMCO

154.	Protector

155.	Proventus

156.	Prudential M&G

157.	PSP

158.	QVT

159.	RLAM

160.	Rothschild

161.	Sculptor

162.	Seatown

163.	SFL

164.	Siemens Financial Services

165.	SIM

166.	Skandia

167.	Stena

168.	Storebrand

169.	Tapiola

170.	Tikehau

171.	Tor Inv

172.	TPG

173.	Triton Debt

174.	Tufton

175.	Ture Invest

176.	Value Partners

177.	Varde

178.	Varma Mutual Pension Insurance Company

179.	Wafra

180.	White Oak

181.	York

Signature pages – Bridge Facility Agreement Himalaya Shipping Ltd.

SIGNATORIES

HIMALAYA SHIPPING LTD.

(as Borrower)

By:	[***]

Name:	[***]

Title:	[***]

DNB MARKETS, A PART OF DNB BANK ASA

(as Arranger)

By:	[***]	[***]

Name:	[***]

Title:	[***]

DNB BANK ASA

(as Original Lender)

By:	[***]	[***]

Name:	[***]

Title:	[***]

DNB BANK ASA

(as Agent)

By:	[***]	[***]

Name:	[***]

Title:	[***]